Exhibit 10.7

Case No. FF-G-017B

CERTIFICATION AND INDEMNIFICATION AGREEMENT

REGARDING ENVIRONMENTAL MATTERS

THIS INDEMNITY AGREEMENT is entered into this 25th day of May, 2010, between Omega Protein, Inc., 2105 City West Blvd., Suite 500, Houston, Texas 77042, (hereinafter, the “Borrower”), Omega Protein Corporation, 2105 CityWest Blvd., Suite 500, Houston, Texas 77042, (hereinafter, the “Guarantor”) and the United States of America, acting by and through the Secretary of Commerce, National Oceanic and Atmospheric Administration, National Marine Fisheries Service, Office of Financial Services, Southeast Region, 263 13th Avenue South, St. Petersburg, Florida 33701, (hereinafter, the “Government”); and

RECITALS:

1.	The Borrower is the owner of certain real property, (hereinafter, the “Premises”), located in the Commonwealth of Virginia, which is more particularly described in Exhibit A, attached hereto and incorporated herein by this reference, and defined below.

2.	Pursuant to that certain Approval Letter dated November 5, 2009, the Government agreed to lend $10,000,000.00 to the Borrower, (hereinafter, the “Loan”). The Government will lend to the Borrower $10,000,000.00, in consideration for which the Borrower has executed and delivered to the Government a certain Promissory Note payable to the government (hereinafter, the “Note”), which Note is secured by, among other things, certain mortgages/deeds, respecting the Property (hereinafter, the “Mortgage”). This mortgage is more particularly described in Exhibit B, attached hereto and incorporated herein by this reference.

3.	As a condition to providing the Loan, the Government requires the Borrower and Guarantor to provide certain indemnities concerning Hazardous Materials or Contamination (both as hereinafter defined) affecting the Premises.

DEFINITIONS:

All terms contained herein are defined in the Acknowledgement of Definitions executed by all parties to this transaction.

IN CONSIDERATION OF the issuance of certain Loans pursuant to the provisions of Title XI of the Merchant Marine Act, 1936, as amended, found at 46 USC §1271 et seq., and 50 CFR 253, as amended by Public Law 104-297 on October 11, 1996, known as the Fisheries Finance Program (FFP), Borrower hereby represents, warrants, covenants, acknowledges and agrees in favor of the Government, on a continuing basis, as follows:

BORROWER’S REPRESENTATIONS AND WARRANTIES:

The Borrower hereby represents and warrants, to the best of its knowledge, in favor of the Government, as follows:

1. The Premises, and its existing and prior uses, comply, and have at all times complied with, and neither the Borrower or any other individual or entity is in violation of, nor has violated, in connection with the ownership, use, maintenance or operation of the Premises or the conduct of the business related thereto (including manufacturing, importing, processing, using, distribution, discharging, storing, treating and disposing of any substance) any applicable federal, state, county or local statute, law, regulation, rule, ordinance, code, license and permit of any and all governmental authorities relating to environmental matters, including, but not limited to, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act and the Toxic Substances Control Act, and any amendments or extensions of the foregoing statutes, and all other applicable environmental requirements.

2. The Borrower and/or any other individual or entity have operated the Premises and have at all times received, handled, used, stored, treated, shipped and disposed of all hazardous materials, substances, petroleum products and waste in strict compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements, and have removed in compliance with all applicable environmental requirements from and off the Premises all hazardous materials, substances, petroleum products and waste.

3. There are no statutes, orders, rules, regulations or agreements relating to environmental matters requiring any work, repairs, feasibility studies, remedial investigations, clean up costs, construction or capital expenditures, or any other response costs with respect to the Premises, nor have the Borrower or any other individual or entity received any notice of any of the same.

4. No hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released, spilled, leaked, poured, dumped, deposited, discharged or disposed of into the air, land or water at, on or from the Premises, nor have the Premises been used at any time by any person or entity as a landfill or a waste disposal site.

5. No notices of any violation of any of the matters referred to in the preceding sections, above, relating to the Premises or its use have been received by the Borrower and the Guarantor and/or any other individual or entity, and there are no writs, injunctions, decrees, rulings, orders or judgments outstanding, no law suits, claims, proceedings, investigations, remedial investigations, feasibility studies, clean up costs or other response costs pending or threatened, relating to the ownership, use, maintenance or operations of the Premises, nor is there any basis for such law suits, claims, proceedings or investigations being instituted or filed.

6. The Borrower and/or any other individual or entity will operate the Premises and shall at all times receive, handle, use, store, treat, ship and dispose of all hazardous materials, substances, petroleum products and waste in strict compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations or requirements, and will remove in compliance with all applicable environmental requirements from and off the Premises all hazardous materials, substances, petroleum products and waste.

7. The Borrower further covenants that it will promptly notify the Government of any fact or event which affects, alters or limits the representations and warranties made in the preceding sections, above, and that it will provide the Government upon demand with information or access to information relating to the Borrower’s compliance with this Agreement. The Borrower further warrants that it has fully disclosed all actions, law suits, notices, citations or any other incident or condition that has ever existed on the Premises.

The foregoing representations and warranties shall survive the execution of this Agreement and any closing occurring under any of the Loan Documents (defined hereafter) and shall be of continuing effect except any contamination that occurs after the Government has acquired possession or title to the Premises.

INDEMNITY:

To the maximum extent permitted by law, the Borrower and the Guarantor hereby agree to defend and indemnify the Government against and hold it harmless from any and all losses, claims, liabilities, judgments, damages (including exemplary, actual, compensatory and punitive), penalties, expenditures, costs and legal or other expenses which the Government may suffer or incur as a direct or indirect consequence of any of the following:

1.	The execution or performance of this Agreement or other loan documents, instruments or agreements now or hereafter existing between the Borrower and the Guarantor and the Government (together, the “Loan Documents”);

2.	The exercise, enforcement, release, defense or forbearance by the Government of any of its rights, remedies, liens, interest or discretion under this Agreement or any of the other Loan Documents, against the Borrower and the Guarantor or any other person or entity, or in or to any property now or hereafter constituting collateral for or on account of any loans or obligations of the Borrower and the Guarantor;

3.	The fact that any representation, warranty, acknowledgment or other statement of fact made by the Borrower and the Guarantor or any of the undersigned was untrue or incomplete at any time;

4.	The existence, for whatever reasons, of any contamination, except any contamination that occurs after the Government has acquired possession or title to the Premises, including, without limitation, the presence of any hazardous or toxic waste, substance or material existing on, above, or under any of the Premises; or the fact that the Borrower and the Guarantor or any other individual or entity is or was responsible for the improper or unlawful production, handling, storage, transportation or disposition of any hazardous or toxic waste, substance or material;

5.	Any investigation, feasibility studies, monitoring, clean up, removal, restoration, remedial response or remedial work undertaken on or with respect to any of the Premises at any time hereafter, voluntarily or involuntarily, by the Government, except as to any investigation, feasibility studies, monitoring, clean up, removal, restoration, remedial response or remedial work undertaken on or with respect to any of the Premises which occurs in connection with contamination that occurs after the government has acquired possession or title to the Premises;

6.	The imposition or attachment of any statutory lien, except as to any liens arising after the Government has acquired possession or title to the Premises, including any arising under any environmental or land use matters.

The Government’s equitable and implied rights of indemnity against the Borrower and the Guarantor shall not be limited or impaired in any way by reason of the explicit indemnities set forth in this Agreement. The Government’s rights of indemnity shall not be directly or indirectly limited, prejudiced, impaired or eliminated in any way:

i.	by any finding or allegation that the Government is directly or indirectly responsible under any theory of any kind for any act or omission of the Borrower and the Guarantor or any other individual or entity; or

ii.	by any finding or allegation that the Government is or was an “owner” or “operator” of the Premises; or

iii.	by the kind, character or nature of any act or omission of the Government; except that the Borrower and the Guarantor shall not be obligated to pay any judgment which any court of competent jurisdiction may render against the Government upon an express finding that the Government personally and directly committed an intentional tort against the Plaintiff.

COVENANTS:

The Borrower shall, with respect to the Premises:

1.	Comply with, and require all tenants and subtenants, if any, to comply with, all Environmental Laws and obtain, comply with, and maintain, and require that all such tenants and subtenants obtain, comply with, and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws.

2.	Conduct and complete all investigations, studies, sampling and testing, all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except as to investigation, studies, sampling and testing, all remedial, removal and other actions required under Environmental Laws and lawful orders and directives of Governmental Authorities in connection with contamination which occurs after the Government has acquired possession or title to the Premises.

3.	Defend, indemnify and hold harmless the Government, from and against any claims, demands, penalties, fines, clean-up expenses, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation or noncompliance by the Borrower or any predecessor or successor of or with any Environmental Laws applicable to the Premises, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, removal, remedial, and response costs, court costs and litigation expenses, except against any claims, demands, penalties, fines, clean-up expenses, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation or noncompliance by the Government with any Environmental Laws applicable to the Property, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, removal, remedial response costs, court costs and litigation expenses which arise in connection with contamination occurring after the Government has acquired possession or title to the Premises.

UNCONDITIONAL OBLIGATIONS:

The Borrower and the Guarantor hereby agree that their obligations, covenants and agreements under this Agreement shall be irrevocable, absolute and unconditional, and shall not be affected or impaired, notwithstanding, among other things, any of the following, any defense on account of which is hereby expressly waived by the Borrower and the Guarantor:

1.	The waiver, compromise, settlement, termination or other release of the performance or observance by the Borrower and the Guarantor, of any or all of the agreements, covenants, terms or conditions in favor of the Government contained herein or in any of the Loan Documents;

2.	The granting of one or more extensions of time renewals or other indulgence(s) to the Borrower, or by the Government heretofore, now or hereafter acquiring, releasing or in any way modifying any guaranty from any other person or persons or any security in whatever form for any or all of the Borrower’s obligations to the Government, whether or not notice thereof shall have been or be given to the Borrower;

3.	Any failure, omission, delay or lack on the part of the Government to enforce, assert or exercise any right, power, remedy or claim conferred on the Government herein or in any of the Loan Documents or by applicable law, or the inability of the Government to enforce any provision of this Agreement or any of the Loan Documents for any reason, or any other act or omission on the part of the Government, including without limitation any failure to obtain, perfect or realize upon any security, rights, endorsements or guaranties which the Government may now or hereafter hold or be offered with respect to any of the Borrower’s obligations to the Government;

4.	Any change in ownership of any corporation which has executed this agreement, and/or any change in ownership of any property securing this agreement.

5.	The voluntary or involuntary liquidation, dissolution, sale of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting the Borrower, or any of its assets;

6.	Any fraudulent, illegal, improper or invalid acts heretofore or hereafter undertaken by the Borrower, or because of any failure of the Government to discover any such acts or irregularities;

7.	The invalidity or unenforceability of any of the Borrower’s obligations to the Government;

8.	The modification or amendment (whether material or otherwise) of any term or condition of any of the Loan Documents heretofore or hereafter undertaken;

The Borrower and the Guarantor acknowledge and agree that the Government shall have absolutely no responsibility to monitor the Borrower’s compliance with applicable laws, including without limitation environmental laws and regulations, or to insure such compliance.

ADDITIONAL PROVISIONS:

1.	RELATIONSHIP OF THE PARTIES: The Government is not (and shall not be construed as) a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of the Borrower, nor an “owner” or “operator” for the Premises, nor a “facility” (as such terms are defined by applicable state and federal statutes) and the Government does not intend to assume any such status; and the Government is not and shall not be deemed responsible for (or a participant in) any acts, omissions or decisions of the Borrower.

2.	NOTICES AND REQUESTS: Any and all notices, elections, demands, or requests permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election, demand or request, and shall be delivered personally or sent by registered, certified, or Express United States mail, postage prepaid, or Federal Express or any similar service requiring a receipt, to the other party at the following address:

Omega Protein, Inc.

2105 CityWest Blvd

Suite 500

Houston, TX 77042

U.S. Department of Commerce

National Oceanic and Atmospheric Administration

National Marine Fisheries Service

Financial Services Branch, Southeast Region

263 13th Avenue South

St. Petersburg, FL 33701

3.	GOVERNING LAW: Except to the extent that Federal Law controls, this Agreement shall be construed in all respects in accordance with and governed by the laws of the State in which the Premises are located.

4.	AMENDMENTS: No provision of this Agreement may be changed, waived, discharged or terminated orally, by telephone or by any other means except by an instrument in writing signed by the Government.

5.	SEVERABILITY: Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition, unenforceability or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.	CONSTRUCTION: The singular form of any word used herein shall include the plural, and vice versa. The use herein of a word of any gender shall include each of the masculine, feminine, and neuter genders. The headings or titles of the several sections and paragraphs of this Agreement shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

7.	BINDING EFFECT: Except as herein provided, this Agreement shall be binding upon the Borrower and the Guarantor, their successors and permitted assigns, and shall inure to the benefit of the Government, and its successor and assigns. Notwithstanding the foregoing, the Borrower, without the prior written consent of the Government in each instance, may not assign, transfer or set over to another, in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder, including, but not limited to, performance of and compliance with the conditions hereof. Any reference to the Borrower shall include the Borrower’s successors and assigns.

8.	SURVIVAL: The obligations set forth herein shall survive the payment of any and all obligations of the Borrower to the Government and shall not terminate until this Agreement has been expressly canceled and terminated by the Government in writing.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed and delivered to the Government on the 9th day of March, 2010.

ATTEST:		BORROWER: Omega Protein, Inc.

By:	/s/ John Held	By:	/s/ Robert Stockton

Title:	Vice President	Title:	Vice President and Treasurer

Date:	May 25, 2010	Date:	May 25, 2010

ATTEST:		GUARANTOR: Omega Protein Corporation

By:	/s/ John Held	By:	/s/ Robert Stockton

Title:	Executive Vice President	Title:	Executive Vice President and Chief Financial Officer

Date:	May 25, 2010	Date:	May 25, 2010